BDO Dunwoody LLP
Chartered Accountants and Consultants

600 Park Place
666 Burrard Street
Vancouver, British Columbia  V6C 2X8
Telephone:  (604) 688-5421
Facsimile:  (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

     January 9, 2001

Merlin Software Technologies International, Inc.
200 - 4199 Lougheed Highway
Burnaby, BC
V5C 3Y6

Dear Sirs:

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated February 18, 2000, relating to the financial statements of Merlin Software Technologies Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours truly,

/s/ BDO Dunwoody LLP

Chartered Accountants